Exhibit 10.2

February 5, 2025

Nora Brennan

402 Midland Avenue

Wayne, PA 19087

Dear Nora,

On behalf of Traws Pharma, Inc. (the “Company”), we are pleased to present you with this offer of at-will employment.

Title: Interim Chief Financial Officer (Interim CFO)

Reports to: Chief Executive Officer of the Company

Job Classification: Full-Time

FLSA Classification: Exempt

Compensation: During the Interim Period (February 5, 2025 to July 5, 2025) you will receive a total compensation of $42,000 per month, which will be paid in accordance with the Company’s payroll practices.

Start Date: February 5, 2025, with a formal review on July 5, 2025 (“Interim Period”).

Employment Agreement: Subject to mutual agreement, effective July 5, 2025, the parties may execute an Employment Agreement, which shall provide for an annual base salary of $425,000, the grant of 115,000 RSUs, the Company’s standard severance package, and eligibility for an annual bonus, based on individual and Company performance, as determined by the Company’s Board of Directors, in a target amount up to 50% of base salary.

Equity Awards: At the execution of the Employment Agreement you will be granted 115,000 restricted stock units, subject to the terms of a restricted stock unit agreement provided by the Company (“Restricted Stock Units”). The Restricted Stock Units will vest as to 25% on the first anniversary of the effective date of the Employment Agreement and the remainder will vest in substantially equal annual installments for three years thereafter. In addition, you will be eligible to receive annual equity awards as part of the Company’s overall bonus program, as determined by the Company’s Board of Directors or Compensation Committee of the Board of Directors.

Employee Benefits: During your employment, you will be eligible to participate in any employee benefit plans or programs of the Company that are made generally available from time to time by the Company to similarly situated employees, in accordance with the terms of the applicable plans and programs. Nothing in this Offer Letter shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after your start date.

All compensation payable and other benefits provided under this Offer Letter shall be subject to customary and legally required withholding for income and other employment taxes. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Offer Letter.

During the Interim Period, your employment with the Company would be at-will, which means that it may be terminated at any time by either you or the Company, and will be subject to the Company’s applicable employment requirements and other policies, procedures and guidelines of the Company, with the exception of the severance policy. In addition, upon acceptance of this offer, the Company and the Interim CFO shall enter into an indemnification agreement, in substantially the same form customarily entered into with the Company’s executive officers, which shall provide the Interim CFO with customary indemnification rights during the Interim Period.

If you have not already done so, you must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and by accepting this offer of employment, you represent that you are not under any obligation to a third party that would prevent you from performing the duties of your position with the Company. You further acknowledge and agree that you are not being asked to, and you agree not to bring any third-party confidential or proprietary information or trade secrets to the Company, including that of any former employer, or put such information onto Company systems, and that in performing your duties for the Company you will not in any way utilize such information.

The Company's expectation is that you will devote your full business time and attention to your role with the Company, and that you will not maintain any employment or work, including as a consultant or independent contractor for any third party (including the continuation of any consulting work that predates your hire by the Company) outside of the Company without written approval of an authorized representative of the Company. Your role as a Board member of Artios Pharma is permitted. This job offer is also contingent upon your agreement to the Intellectual Property And Non-Disclosure Agreement, attached hereto as Exhibit A. As a condition of employment, you will be required to sign the Intellectual Property And Non-Disclosure Agreement before you start work. In addition, you are expected to comply with all applicable employment requirements and other policies, procedures and guidelines of the Company.

This Offer Letter and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

On your first day of work with the Company, you will need to complete a standard employment application, IRS Form W-4, and relevant paperwork (Form I-9) to satisfy U.S. Department of Homeland Security requirements. You will need to supply documentation of both your identity and your eligibility for employment in the United States.

As an indication of your acceptance, please sign and return this letter to Werner Cautreels, CEO, on or before February 5, 2025.

We are excited to have you join our team!

/s/ Werner Cautreels
Werner Cautreels,
Chief Executive Officer

Accepted:

/s/ Nora Brennan
Nora Brennan

Dated:	February 5, 2025